EXHIBIT 99.1

Ceragenix Completes Patient Visits for EpiCeram™ Clinical Study

Study to Evaluate Efficacy of New, Non-Steroidal Treatment for Eczema

DENVER, CO, February 21, 2007 — Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today reported it has completed the patient visit phase of its clinical study evaluating the efficacy of the company’s EpiCeram  in comparison to a mid-strength topical steroid in treating patients with moderate to severe atopic dermatitis (eczema).

The study took place at five sites and consisted of 112* children between the ages of 6 months and 18 years. Over a four-week period, half of the subjects used EpiCeram while the other half used Cutivate®, a mid-strength topical steroid. The objective of the single blinded study was to assess EpiCeram’s efficacy as a stand-alone treatment for the symptoms of eczema in children with moderate to severe disease in comparison to a mid-strength steroid. The company expects to receive the final study report and announce the study results sometime between the end of March and mid-April.

 “Successfully completing the patient evaluation phase of this study represents another major milestone in the advancement of EpiCeram,” noted Steven Porter, Ceragenix’s chairman and CEO. “Based on presentations at the recent American Academy of Dermatology conference, it appears a paradigm shift is taking place regarding the importance a defective skin barrier plays in the pathogenesis of diseases like eczema. If EpiCeram can demonstrate relatively good efficacy as compared to a mid-strength steroid, we believe it will be well received by prescribing physicians, particularly pediatricians and dermatologists.  It will also aid our ongoing efforts to partner with a pharmaceutical company experienced in marketing dermatology products.”

About EpiCeram

EpiCeram is intended for use to treat dry skin conditions and to manage and relieve the burning and itching associated with various types of dermatoses, including atopic dermatitis (eczema), irritant contact dermatitis, and radiation dermatitis. All of these conditions share in common a defective or incomplete skin barrier.  In April 2006, we received marketing clearance from the FDA to sell EpiCeram as a medical device pursuant to a 510(k) application. Unlike steroids and immunomodulators, both of which have well recognized undesirable side effects and usage restrictions, EpiCeram is completely safe and without usage restrictions. Immunomodulator drugs used for treating atopic dermatitis recently received a black box safety warning from the FDA.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram™ and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram™; market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

*         Reflects the number of patients who completed the study.  The number of patients included in the final study report is subject to change as a result of auditing the data and protocol compliance.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or Ron Both
Liolios Group, Inc.
Investor Relations
(949) 574-3860